Exhibit 10.1

2014 Executive Bonus Plan

I.    Purpose

The purpose of this Plan is to promote the success of the Company by providing to participating executives cash incentives based on achievement of critical strategic, tactical and financial goals.

II.    Definitions

Award Setting Deadline - The deadline by which to document Performance Measures for a Participant for a given Performance Period. This deadline shall be the earlier of either: 1) ninety (90) days after commencement of the Performance Period, or 2) the expiration of twenty-five percent (25%) of the Performance Period. Documentation of Performance Measures for Participants hired after January 1, 2014 shall be completed the earlier of either: 1) ninety (90) days after date of hire; or 2) September 30, 2014.

Base Salary - The aggregate gross base annualized salary of a Participant as of September 30th in the year of the Performance Period, but prior to reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Code Section 401(k), ESPP contributions, deductions for parking benefits, health insurance or non-cash benefits or perquisites. Notwithstanding the foregoing, Base Salary does not include any actual or imputed income from Company-provided benefits or perquisites.

Bonus Award - The cash payment made pursuant to this Plan for a particular Performance Period. Notwithstanding the Bonus Formula, a Bonus Award may not exceed two-hundred percent (200%) of the Bonus Target.

Bonus Formula - The formula established to determine the Bonus Award, if any, paid to Participant based upon the level of achievement of targeted goals for selected Performance Measures. The formula may differ from Participant to Participant. If targeted goals identify achievement at staged levels, the Bonus Formula may include interpolation between levels above the identified "threshold" level at the discretion of the Committee.

Bonus Target - The Bonus Award that may be paid if one-hundred percent (100%) of Performance Measures are achieved at target during the Performance Period. The Bonus Target shall be equal to a fixed percentage of Participant's Base Salary for such Performance Period, and may not exceed one hundred fifty percent (150%) of a participant's Base Salary.

Code - U.S. Internal Revenue Code of 1986, as amended from time to time.

Company - Cray Inc. and subsidiaries.

Committee - The Compensation Committee of the Company's Board of Directors.

GAAP - U.S. General Accepted Accounting Principles.

Participant - Any Company employee selected by the Committee to participate in the Plan for a given Performance Period. Typically, Participants in this Plan are comprised of the CEO and his/her direct reports.

Performance Measure(s) - Any one or a combination of pre-determined business criteria measured either on an either objective or subjective basis, in each case as specified by the Committee.

Performance Period - Any specific fiscal year or other such period as determined by the Committee.

Performance Target(s) - Specific, objective or subjective goal(s) established by the Committee for each Participant for the Performance Period in respect of any one or more of the Performance Measures.

Ill.    Eligibility

The Committee, in its sole discretion, shall select Participants for any Performance Period. Participation in the Plan is at the sole discretion of the Committee, and on a Performance Period by Performance Period basis. A Participant for a given Performance Period is not guaranteed to be selected for participation in any subsequent Performance Period. Any change of in reporting responsibilities to a level below that at the time selected for participation in the Plan or move to part time subsequent to being designated a Participant shall disqualify such Participant from participation in the Plan except to the extent set forth below or as determined otherwise by the Committee in its sole discretion.

IV.    Administration

1.	Administrator - This Plan shall be administered by the Committee in accordance with Plan provisions.

2.
Authority - The Committee shall have all powers and discretion necessary or appropriate to interpret and administer the Plan and to control its operation. Such authority includes selecting Participants in the Plan, determining Bonus Targets for each Participant, determining Performance Measures and Bonus Formulas to score performance, determining which Participants shall be granted Bonus Awards, and determining the form and manner in which Bonus Awards will be made (which may include elective or mandatory deferral alternatives).

3.
Decisions Binding - All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.
Delegation by Committee - The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee shall review and approve all recommendations for any payments pursuant to the Plan prior to such payments being made.

5.
Term of Plan - Once approved by the Committee, this Plan shall be effective at the start of the Performance Period. Once approved, this Plan shall continue until the earlier of: 1) the end of the Performance Period; 2) termination of the Plan as described in the "Amendment and Termination Provisions" section below; or 3) termination of Participant from the Company's employ, with respect to that Participant.

V.    Bonus Provisions

Prior to the Award Setting Deadline for a Performance Period or as soon as practicable thereafter, the Committee shall designate or approve the following:

1.	Performance Period

2.	Executives who will be Participants for the Performance Period

3.	Bonus Target for each Participant

4.	Performance Targets for each Participant

5.	Bonus Formulas for each Participant

VI.    Bonus Award Determination

After the end of each Performance Period, the Committee shall approve the extent to which the Performance Targets applicable to each Participant for the Performance Period were achieved. The Bonus Award for each Participant shall be determined by applying the Bonus Formula to the level of actual performance. The Committee, at its sole discretion, may eliminate, reduce or increase the Bonus Award payable to any Participant below or above that which otherwise would be payable under the Bonus Formula; provided, however that no Bonus Award may exceed 150% of a Participant's Bonus Target.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that may occur during a Performance Period:

1.	The effects of currency fluctuation

2.	Any or all items excluded, or that could be excluded, from the calculation of non-GAAP earnings as reflected in any Company press release or 8-K filing relating to an earnings announcement

3.	Asset write-downs

4.	Litigation or claim judgments or settlements

5.	The effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results

6.	Accruals for reorganization and restructuring programs

7.	Any other extraordinary or non-operational items

8.	Acquisition or disposition costs

9.	The gain or losses as a result of a Board approved acquisition or disposition, including current year impact on bonus year targets planned without consideration of the transaction.

VII.    Right to Receive Payment

1. Plan Unfunded and Unsecured - Each Bonus Award under this Plan shall be paid solely from the general assets of the Company. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to, or form of, payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he/she may be entitled.
2. Termination of Employment - Except as may otherwise be provided for in the "Bonus Award Payments" section below, in the event a Participant terminates employment with the Company prior to the end of a Performance Period, he/she shall not be entitled to payment of a Bonus Award for the applicable Performance Period pursuant to this Plan; provided that this provision shall not affect any amounts that may be due Participant under the Company's Executive Severance Policy or other applicable policy or agreement.

VIII.    Bonus Award Payments

1.
Timing -The Company shall distribute Bonus Awards to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than March 15 of the year following the end of the fiscal year for which the Committee determines the Bonus Award.

2.
Active Employment - Payment of a Bonus Award requires that Participant be an active employee on the Company's payroll no later than September 30, 2014 and remain active until the last day of the Performance Period, subject to subsection 4 below. The Committee may make exceptions to the active employment requirement in the case of retirement, death or disability, or in the case of a corporate change in control, in each case determined on its own merits by the Committee.

3.
Manner of Payment - Bonus Awards will be payable in cash as a single lump sum, subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company. Bonus Awards for Participants who become eligible after the first day of the Performance Period will be prorated accordingly.

4.
Change in Status - A Participant whose change in status or move to part time results in he/she being ineligible to participate in this Plan in a Performance Period may receive a prorated Bonus Award, at the sole discretion of the Committee. A Participant whose change in reporting responsibilities results in he/she being ineligible to participate in this Plan in a Performance Period may receive a modified Bonus Award, at the sole discretion of the Committee. No Participant shall have any right to a prorated or modified Bonus Award, and the method in which a Bonus Award may be prorated or modified shall be determined by the Committee in its sole discretion.

5.
Recoupment of Bonus Award - If the Company's reported financial or operating results become subject to a material restatement, the Committee may require Participant to pay to the Company an amount corresponding to the Bonus Award that Participant received under this Plan, or a portion of such award, that the Committee determines would not have been paid if Company results as originally published had been equal to Company results as subsequently restated. Any requirement or claim to recoup a Bonus Award must be made, if at all, within five (5) years after the date the amount claimed was originally paid by the Company.

6.
Code Section 409A - It is intended that this Plan comply with the requirements of Code Section 409A so that none of the Bonus Award payments to be provided under this Plan will be subject to the additional tax imposed under Code Section 409A. Any ambiguities will be interpreted to so comply.

IX.    Amendment and Termination Provisions

1.
Amendment, Modification, Suspension, Termination, or Reinstatement of Plan - The Board of Directors or the Committee may amend, modify, suspend, terminate or reinstate this Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data, to reconcile any inconsistency in this Plan or in any Bonus Award granted hereunder or to adapt the Plan, including, but not limited to, Performance Measures under this Plan, to material changed circumstances (as determined by the Committee in its sole discretion).

2.
Plan Variations for non-U.S. Participants - For Participants employed outside the United States, the Company may vary the provisions of this Plan as deemed appropriate to conform with, as required by or made desirable by, local laws, practices and procedures.

X.    General Provisions

1.
Non-transferability of Awards - No Bonus Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in the prior subsection. All rights with respect to a Bonus Award granted to a Participant shall be available during his or her lifetime only to the Participant.

2.
No Additional Participant Rights - Employees selected to participate in this Plan shall not have any right to be retained in the Company's employ, and the right of the Company to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus Award under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants.

3.
Successors - All obligations of the Company under this Plan with respect to Bonus Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

4.
Indemnification - Each member of the Company's Board of Directors and each Committee member shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit, or proceeding to which he/she may be a party or in which he/she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him/her in settlement thereof, with the Company's approval, or paid by him/her in satisfaction of any judgment in any such claim, action, suit or proceeding against him/her, provided he/she shall give the Company an opportunity, at its own expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

5.
Severability - The provisions of this Plan are severable. If a court of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, the court's ruling will not affect the validity and enforceability of the other provisions of this Plan.

6.
Requirements of Law - Bonus awards granted under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.	Governing Law - The validity, interpretation, construction and performance of the Plan and awards under it shall be governed and interpreted in accordance with the laws of the State of Washington.

XI.    Certification

The undersigned Corporate Secretary of the Company certifies that the foregoing constitutes a complete and correct copy of the Plan as approved by the Compensation Committee of the Board of Directors and its delegate, the Chief Executive Officer.

/s/ Michael C. Piraino                        March 03, 2014
Michael C. Piraino                            Date
Vice President Administration,
General Counsel & Corporate Secretary